Exhibit 99.1

Investors:
David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033 Katie Blanchard, katherine.blanchard@autodesk.com, 415-507-6034

Press:	Pam Pollace, pam.pollace@autodesk.com, 415-547-2441 Colleen Rupert, colleen.rupert@autodesk.com, 415-547-2368

AUTODESK ANNOUNCES PLANNED RESIGNATION OF CFO AL CASTINO

SAN RAFAEL, Calif., May 5, 2008— Autodesk, Inc. (NASDAQ: ADSK) today announced that Alfred Castino has informed the company of his intention to resign as senior vice president and chief financial officer. Castino has made a personal decision to leave Autodesk in order to spend more time with his family. The effective date of his departure has not yet been determined, and he has indicated that he will remain as CFO while the company conducts a search for his replacement.

“Al has been a key member of Autodesk’s executive management team for six years,” said Carl Bass, Autodesk president and CEO. He has made significant contributions to the company’s overall success through his leadership of finance.”

“I want to thank the Autodesk employees, Board of Directors, and executive team for making the past six years a wonderful experience for me,” said Castino. “I am proud of all we have accomplished together. With the company on track, it is a good time to take a break and spend more time with my family.”

A search for Castino’s successor has been initiated.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com.

Note: Autodesk is a registered trademark of Autodesk, Inc., in the US and/or other countries.